Exhibit 99.2

Correction: Green Rain Energy Holdings (OTCID: $GREH) Extends Cut-Off Date To Be Eligible For Upcoming Issuance Of Special Common Stock Dividend

BEVERLY HILLS, CA—October 1st, 2025 Green Rain Energy Holdings (OTCID: $GREH) ("the Company"), an emerging ESCO company in the clean tech space, recently announced that its Board of Directors has extended the Record Date for eligibility to participate in a Common Stock Dividend. The dividend was previously approved as a special stock dividend (the “Distribution”) to Green Rain Energy Holdings stockholders, entitling them to one share of restricted common stock for every 100 shares of common stock they presently own. The board has authorized a stock dividend of one share (1) of the Company’s restricted stock, par value $0.001, for each one hundred (100) shares of Common Stock held on November 15, 2025 (the “Record Date”), pending FINRA approval.

No fractional shares of common stock will be distributed. Instead, Green Rain Energy stockholders will receive a number rounded to the next highest number. The Distribution is intended to qualify as tax-free to Green Rain Energy Shareholders for U.S. federal income tax purposes.

No vote or action is required by Green Rain Energy stockholders to receive the Distribution, which is subject to certain customary conditions that are expected to be satisfied on or before the distribution date.

About Green Rain Energy Holdings Inc. (OTCID:GREH)

Green Rain Energy Holdings Inc. is a renewable energy company focused on developing and deploying sustainable power solutions across North America. Through its subsidiaries and partnerships, the company is working to revolutionize clean energy infrastructure, from solar generation to EV charging networks, with a mission to drive environmental responsibility and create lasting shareholder value.

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Legal Notice Regarding Forward-Looking Statements:

This press release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. This includes the possibility that the business outlined in this press release may not be concluded due to unforeseen technical, installation, permitting, or other challenges. Such forward-looking statements involve risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Green Rain Energy Holdings to differ materially from those expressed herein. Except as required under U.S. federal securities laws, Green Rain Energy Holdings undertakes no obligation to publicly update any forward-looking statements as a result of new information, future events, or otherwise.

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Michael Cimino

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